Exhibit 21.1

List of Subsidiaries, as of December 3, 2003

Key Technology, Inc., an Oregon corporation (the Registrant)

•                  Key Technology FSC, Inc., a Guam corporation

•                  Key Technology Holdings USA LLC, an Oregon limited liability company

•                  Suplusco Holding B.V., a Netherlands corporation

•                  Key Technology B.V., a Netherlands corporation

•                  Key Technology AMVC LLC, an Oregon limited liability company

•                  Applied Laser Systems, Inc., a California corporation

•                  Key Technology Australia Pty. Ltd.